HEI Exhibit 99
April 30, 2014

Contact:	Shelee M.T. Kimura
	Manager, Investor Relations &	Telephone: (808) 543-7384
	Strategic Planning	E-mail: skimura@hei.com
AMERICAN SAVINGS BANK REPORTS FIRST QUARTER 2014 EARNINGS

Net Income of $14.5 Million
Return on Assets of 1.10%
Bank Continues to Deliver Solid Results

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned indirect subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE), today reported net income for the first quarter of 2014 of $14.5 million, compared to $12.2 million in the fourth (or linked) quarter of 2013 and $14.2  million in the first quarter of 2013.
“American delivered another quarter of solid results, meeting the credit needs of an expanding customer base while maintaining strong asset quality and financial returns. Low interest rates and the effects of the more intense regulatory environment continued to curb opportunities to improve profitability, but the healthy Hawaiian economy helped us grow. The sale of our municipal bond holdings accelerated some income into the first quarter as we repositioned our investment portfolio due to recent interagency guidance on liquidity standards and the likelihood of higher interest rates over time,” said Rich Wacker, president and chief executive officer of American.
First quarter 2014 net income was $2.4 million higher than the linked quarter primarily driven by (on an after-tax basis):

•	$2 million gain on the sale of the municipal bond securities portfolio due to the strategic shift towards higher quality liquid assets; and

•	$2 million lower noninterest expense ($1 million of which is due to lower compensation and benefits expense).
These were partially offset by $1 million (after-tax) decrease in fee income, including lower mortgage banking income associated with lower refinancing volumes.
Compared to the same quarter of 2013, net income increased by $0.4 million primarily driven by (on an after-tax basis):
_____________
Note: Amounts indicated as “after-tax” in this earnings release are based upon adjusting items for the composite statutory tax rate of 40% for the bank.

•	$2 million gain on the sale of the municipal bond securities portfolio; and

•	$1 million lower provision for loan losses.
These were largely offset by (on an after-tax basis):

•	$2 million lower mortgage banking income from significantly lower refinancing activity as a result of higher interest rates; and

•	$1 million lower interchange fees under regulatory caps (Durbin Amendment) that became effective for American on July 1, 2013.
Net interest margin was 3.64% compared to 3.67% in the linked quarter and 3.78% in the first quarter of 2013. Compared to the prior year quarter, the decline in net interest margin was largely attributable to lower yields on interest earning assets as loans continued to re-price down in this low interest rate environment, although at a slower pace.
Provision for loan losses (pretax) was $1.0 million in the first quarter of 2014, slightly higher than the $0.6 million in the linked quarter of 2013, but lower than the provision of $1.9 million in the first quarter of 2013. The $0.9 million decline in the provision from the prior year quarter was largely due to lower net charge-offs and improving credit trends in the first quarter of 2014 compared to the prior year. The first quarter 2014 net charge-off ratio improved to 0.02% from 0.15% in the linked quarter and 0.12% in the prior year quarter due to improved credit quality of the loan portfolio.
Noninterest income (pretax) was $16.9 million in the first quarter of 2014, compared to $15.5 million in the linked quarter and $18.7 million in the first quarter of 2013. Excluding the $2.8 million gain on the sale of the municipal bond portfolio, non-interest income was $14.1 million and in line with management expectations for lower mortgage banking income due to moderating refinancing volumes, and lower year-over-year fee income due to the regulatory limits on interchange fees (Durbin Amendment).
Noninterest expense (pretax) was $38.4 million in the first quarter of 2014, lower than the $41.3 million in the linked quarter and the $38.7 million in the first quarter of 2013. Noninterest expense in the linked quarter was elevated largely due to the timing of performance-related compensation costs and higher marketing expenses.
Loan growth was 3.6% annualized in the first quarter of 2014 primarily driven by increases in home equity lending and commercial real estate, and is in line with the bank’s target of mid-single digit loan growth for the year.
Total deposits were $4.5 billion at March 31, 2014, up $106 million from December 31, 2013, primarily due to the increase in low-cost core deposits. Average cost of funds remained low at 0.23% for the first quarter of 2014, consistent with the linked and prior year quarter.
American’s return on average equity was 11.0% up from 9.6% in the linked quarter and slightly lower than 11.3% in the first quarter of last year. Return on average assets was ---1.10% for the first quarter of 2014, compared to 0.94% from the linked quarter and 1.12% in the same quarter last year. American’s solid results enabled it to pay dividends of $8.75 million to HEI in the quarter while maintaining healthy capital levels - leverage ratio of 9.0% and total risk-based capital ratio of 12.7% at March 31, 2014.

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2014 EPS GUIDANCE

Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its first quarter 2014 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the first quarter of 2014.
HEI plans to announce its first quarter 2014 consolidated financial results on Wednesday, May 7, 2014 and will conduct a webcast and conference call to discuss its consolidated earnings, including American’s earnings, and 2014 EPS guidance on Wednesday, May 7, 2014, at 7:00 am Hawaii time (1:00 p.m. Eastern time). Interested parties may listen to the conference by calling (866) 270-6057 and entering passcode: 47349847, or by accessing the webcast on HEI’s website at www.hei.com under the heading “Investor Relations.” HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
An online replay of the webcast will be available at the same website beginning about two hours after the event. Audio replays of the conference call will also be available approximately two hours after the event through May 21, 2014, by dialing (888) 286-8010, passcode: 24249299.
HEI supplies power to approximately 450,000 customers or 95% of Hawaii’s population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2013 and HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended
(in thousands)	March 31, 2014	December 31, 2013	March 31, 2013
Interest and dividend income
Interest and fees on loans	$43,682	$43,405	$42,603
Interest and dividends on investment and mortgage-related securities	3,035	3,372	3,464
Total interest and dividend income	46,717	46,777	46,067
Interest expense
Interest on deposit liabilities	1,225	1,222	1,312
Interest on other borrowings	1,405	1,437	1,164
Total interest expense	2,630	2,659	2,476
Net interest income	44,087	44,118	43,591
Provision for loan losses	995	554	1,858
Net interest income after provision for loan losses	43,092	43,564	41,733
Noninterest income
Fees from other financial services	5,128	5,732	7,643
Fee income on deposit liabilities	4,421	4,797	4,314
Fee income on other financial products	2,290	2,117	1,794
Mortgage banking income	628	1,413	3,346
Gains on sale of securities	2,847	—	—
Other income, net	1,588	1,470	1,592
Total noninterest income	16,902	15,529	18,689
Noninterest expense
Compensation and employee benefits	20,286	22,195	20,088
Occupancy	3,953	4,197	4,123
Data processing	3,060	2,970	2,987
Services	2,273	2,160	2,103
Equipment	1,645	1,826	1,774
Other expense	7,153	7,951	7,595
Total noninterest expense	38,370	41,299	38,670
Income before income taxes	21,624	17,794	21,752
Income taxes	7,085	5,610	7,597
Net income	$14,539	$12,184	$14,155
Comprehensive income	$15,563	$23,802	$15,484
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.10	0.94	1.12
Return on average equity	11.03	9.56	11.28
Return on average tangible common equity	13.06	11.39	13.49
Net interest margin	3.64	3.67	3.78
Net charge-offs to average loans outstanding	0.02	0.15	0.12
As of period end
Nonperforming assets to loans outstanding and real estate owned *	1.12	1.20	1.89
Allowance for loan losses to loans outstanding	0.98	0.97	1.11
Tier-1 leverage ratio *	9.0	9.1	9.1
Total risk-based capital ratio *	12.7	12.1	12.8
Tangible common equity to total assets	8.44	8.50	8.38
Dividend paid to HEI (through ASHI) (for the periods presented, in millions)	$9	$10	$10
* Regulatory basis
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2013 and HEI's Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 2014 (when filed), as updated by SEC Forms 8-K. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	March 31, 2014		December 31, 2013
Assets
Cash and cash equivalents		$211,083		$156,603
Securities purchased under resale agreements		40,000		—
Available-for-sale investment and mortgage-related securities		517,534		529,007
Investment in stock of Federal Home Loan Bank of Seattle		86,697		92,546
Loans receivable held for investment		4,188,460		4,150,229
Allowance for loan losses		(40,923)		(40,116)
Loans receivable held for investment, net		4,147,537		4,110,113
Loans held for sale, at lower of cost or fair value		4,363		5,302
Other		282,079		268,063
Goodwill		82,190		82,190
Total assets		$5,371,483		$5,243,824

Liabilities and shareholder’s equity
Deposit liabilities—noninterest-bearing		$1,284,957		$1,214,418
Deposit liabilities—interest-bearing		3,193,030		3,158,059
Other borrowings		244,642		244,514
Other		120,324		105,679
Total liabilities		4,842,953		4,722,670
Common stock		336,617		336,054
Retained earnings		203,086		197,297
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(2,858)		$(3,663)
Retirement benefit plans	(8,315)	(11,173)	(8,534)	(12,197)
Total shareholder’s equity		528,530		521,154
Total liabilities and shareholder’s equity		$5,371,483		$5,243,824

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2013 and HEI's Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 2014 (when filed), as updated by SEC Forms 8-K.